Exhibit 99.3

SPANSION INC.

Consent of Prospective Director

As required by Rule 438 under the U.S. Securities Act of 1933, as amended, I hereby consent to the reference to my name as a prospective director of Spansion Inc. in the section entitled “Management” in the prospectus forming a part of a registration statement on Form S-1 of Spansion Inc., initially filed with the U.S. Securities and Exchange Commission on April 13, 2005, as amended from time to time.

/s/ David E. Roberson
David E. Roberson

Dated: November 18, 2005.